Exhibit 99.1

Excerpts from Preliminary Offering Memorandum

Recent Developments
The spread of COVID-19 and developments surrounding the global pandemic have had, and we expect will continue to have, a significant impact on our business, results of operation, and financial condition. As of the date hereof, all of our North American destination mountain resorts and regional ski areas have re-opened or have plans to re-open for the 2020/2021 North American ski season. We have developed operating plans that we believe will enable us to operate safely and consistently across our North American ski resorts throughout the season, including the implementation of a reservation system for our guests that gives preference to our pass holders, limitations on lift ticket sales, limitations on our dining facilities and other restrictions on our operations. We expect these operating plans will help enable a safe and successful ski season but will also negatively impact our fiscal 2021 financial results.
As we approach the end of our season pass selling period, we are very pleased with the growth in our pass program, particularly given the challenging circumstances surrounding the impacts of COVID-19, with season pass sales for the North American ski season increasing approximately 20% in units through December 6, 2020 compared to the prior year period ended December 8, 2019. We expect that the total number of guests on all advanced purchase passes this year will exceed 1.4 million including all passes for our North American and Australia resorts, demonstrating the significant loyalty of our guest base and the strong demand for our mountain resorts. For the full pass sales season, we saw very strong unit growth broadly across our Destination markets. We also saw solid unit growth in our Utah, Northern California and Whistler markets and in Colorado saw comparable performance to last year. The primary driver of our unit growth was from renewing pass holders given the credit incentive offered for renewing guests, but we also saw strong growth in new pass holders, with particularly strong growth in pass sales to guests who were not previously in our guest database. We saw strong growth in our Epic Pass and Epic Local Pass products and very strong growth in our Epic Day Pass products, demonstrating both the guest loyalty we have created in our core programs and the success of our long-term strategy to move new and less frequent guests into our pass products. While we expect that some of our Epic Day Pass growth may be a result of the circumstances surrounding this season, we also believe that the growth from new guests into our pass products this year will accelerate our ability to move guests into advanced commitment in the future. The success of our total program this year has been supported by the value proposition of our pass products and the steps taken to address the current environment, including our pass holder credits, extended deadlines, reservation system, new Epic Coverage program included with the purchase of every pass product for no additional charge, continued data-driven marketing efforts, inclusion of Peak Resorts in our network, and a second year offering our broader Epic Day Pass products.
While the results of our season pass sales provide a strong foundation heading into the season, given the challenging dynamics associated with COVID-19, we continue to expect material declines in visitation to our resorts and associated revenue declines in fiscal 2021 relative to our original visitation expectations for fiscal 2020, primarily as a result of expected declines in visitation from non-pass, lift ticket purchases due to reduced destination visitation, with more material declines specifically among international guests. We also expect significant negative financial impacts on our ancillary lines of business, materially in excess of the decline in visitation, particularly in food and beverage and ski school, as a result of COVID-19 limitations and restrictions. With regard to food and beverage, we have recently reduced capacity at our restaurants and have limited many of our on-mountain restaurants to grab-and-go options. With regard to ski school, we have reduced group sizes and at many resorts eliminated full day and other select lesson types in response to COVID-19 limitations and restrictions. In addition, the credit rating agencies are reviewing our credit ratings in the context of this offering and S&P has indicated that they will be placing us on credit watch with a negative outlook as a result of their review due to uncertainties regarding the impact of COVID-19.
Throughout the COVID-19 pandemic, disciplined cost management has been a primary focus for us, with significant actions taken to date to tightly manage our costs with reduced revenue expectations. We have implemented operating plans that actively manage our expenses, while still maintaining a high-quality experience for our guests. Additionally, we have focused on optimizing liquidity while continuing to reinvest in prioritized capital expenditures by reducing our capital plans for both calendar 2020 and 2021 to approximately $125 million to $130 million and suspending our quarterly dividend starting in the third quarter of fiscal 2020. Our liquidity position remains strong to mitigate further disruptions from the impact of the COVID-19 pandemic, with total cash and revolver availability as of November 30, 2020 of approximately $1.2 billion, with $614 million of cash on hand, $419 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $169 million of revolver availability under the Whistler Credit Agreement. Additionally, we have no significant debt maturities due in the next 12 months.

We continue to be confident in the long-term prospects of our business model that is built on the loyalty of our guests, the strong lineup of season pass products that provide access to our irreplaceable network of world-class resorts, and the sophisticated data-driven marketing approach we use to communicate with and attract our guests. We are well capitalized today and view this offering as an opportunity to enhance our liquidity with relatively inexpensive capital to position us to actively pursue high return on capital investments aligned with our core strategies as we move past the pandemic and into a period of recovery and growth. We expect to focus our investment in opportunities to enhance our resort infrastructure, our data-driven marketing capabilities, the guest experience and acquisitions in North America, Asia and Europe. We believe the Fourth Amendment to the Vail Holdings Credit Agreement will provide us with the flexibility to pursue these investments.
Fourth Amendment to Vail Holdings Credit Agreement
Vail Holdings, certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent, and certain Lenders expect to enter into a Fourth Amendment to the Vail Holdings Credit Agreement (each as defined under the caption “Description of Other Indebtedness”), the effectiveness of which is conditioned upon the completion of this offering of notes. Pursuant to the Vail Holdings Credit Agreement, as further amended by the Fourth Amendment, Vail Holdings will be exempt from complying with the Vail Holdings Credit Agreement’s maximum leverage ratio, maximum senior secured leverage ratio, and minimum interest coverage ratio financial maintenance covenants for each of the fiscal quarters ending July 31, 2020 through January 31, 2022 (unless Vail Holdings makes a one-time irrevocable election to terminate such exemption period prior to such date) (such period, the “Financial Covenants Temporary Waiver Period”), after which Vail Holdings will again be required to comply with such covenants starting with the fiscal quarter ending April 30, 2022 (or such earlier fiscal quarter as elected by Vail Holdings). After the expiration of the Financial Covenants Temporary Waiver Period:
•the maximum leverage ratio permitted under the maximum leverage ratio financial maintenance covenant shall be 6.25 to 1.00;
•the maximum senior secured leverage ratio permitted under the maximum senior secured leverage ratio financial maintenance covenant shall be 4.00 to 1.00; and
•the minimum interest coverage ratio permitted under the minimum interest coverage ratio financial maintenance covenant will be 2.00 to 1.00.
The Company will be prohibited from the following activities during the Financial Covenants Temporary Waiver Period (unless approval is obtained by a majority of the Lenders):
•paying any dividends or making share repurchases, unless (x) no default or potential default exists under the Vail Holdings Credit Agreement and (y) the Company has liquidity (as defined above) of at least $300.0 million, and the aggregate amount of dividends paid and share repurchases made by the Company during the Financial Covenants Temporary Waiver Period may not exceed $38.2 million in any fiscal quarter;
•incurring indebtedness secured by the collateral under the Vail Holdings Credit Agreement in an amount in excess of $1.75 billion; and
•making certain non-ordinary course investments in similar businesses, joint ventures and unrestricted subsidiaries unless the Company has liquidity (as defined above) of at least $300.0 million.
During the Financial Covenants Temporary Waiver Period, borrowings under the Vail Holdings Credit Agreement, including the term loan facility, bear interest annually at LIBOR plus 2.50% and, for amounts in excess of $400.0 million, LIBOR is subject to a floor of 0.25%.